EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MINDSPEED TECHNOLOGIES, INC.
(Pursuant to Section 242 of the Delaware General Corporation Law)

        The undersigned, Raouf Y. Halim and Brandi R. Steege, hereby certify that:

        FIRST:    They are the Chief Executive Officer and Secretary, respectively, of Mindspeed Technologies, Inc., a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on July 30, 2001.

        SECOND:    This Certificate of Amendment to the Restated Certificate of Incorporation amends Article FOURTH of the Restated Certificate of Incorporation of the Corporation by deleting the first paragraph of Article FOURTH and substituting in lieu thereof the following new first, second and third paragraphs of Article FOURTH, to read in their entirety as follows:

        “The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000, of which 25,000,000 shares of the par value of $0.01 each are to be of a class designated Preferred Stock and 100,000,000 shares of the par value of $0.01 each are to be of a class designated Common Stock.

        Upon the filing and effectiveness of this amendment to the Restated Certificate of Incorporation (the “Effective Time”), every five (5) shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, combined and reclassified into one (1) share of the Corporation’s common stock, par value $0.01 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”).

        Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Shareholder Services, LLC, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional share interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional share interests. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional share interests of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional share interests of New Common Stock to which such holder may be entitled as set forth above.”

        THIRD:    This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        FOURTH:    The effective time of this Certificate of Amendment to the Restated Certificate of Incorporation and the amendment effected hereby shall be 11:59 p.m. EDT on June 30, 2008.

        IN WITNESS WHEREOF,    the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 30th day of June, 2008.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ Raouf Y. Halim
Name: Raouf Y. Halim
Title: Chief Executive Officer

By:	/s/ Brandi R. Steege
Name: Brandi R. Steege
Title: Secretary